CREDIT AGREEMENT

                                    by and among

                                  CEDAR FAIR, L.P.

                                         and

                               SOCIETY NATIONAL BANK,
                              Individually and as Agent

                                   NBD BANK, N.A.

                                         and

                                 NATIONAL CITY BANK

                             Dated as of October 6, 1994




























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                                  CEDAR FAIR, L.P.

                                 TABLE OF CONTENTS


          1.   CROSS REFERENCE.......................................1

          2.   SUMMARY...............................................1

          3.   REVOLVING CREDIT LOANS................................1
               3.1.   REVOLVING CREDIT LOANS.........................1
               3.2.   COMMERCIAL LETTERS OF CREDIT...................4
               3.3.   VOLUNTARY REDUCTION OF COMMITMENTS.............5
               3.4.   EXTENSION......................................5

          4.   CONDITIONS TO LOANS...................................6

          5.   PAYMENT OF NOTES, ETC.................................6

          6.   VOLUNTARY PREPAYMENTS.................................7

          7.   COMMITMENT FEES; AGENT'S FEE..........................8

          8.   ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS.........9
               8.1.   RESERVES OR DEPOSIT REQUIREMENTS, ETC..........9
               8.2.   TAX LAW, ETC...................................10
               8.3.   EURODOLLAR DEPOSITS UNAVAILABLE, ETC...........11
               8.4.   INDEMNITY......................................11
               8.5.   CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL..11
               8.6.   FUNDING........................................12

          9.   ADDITIONAL PROVISIONS RELATING TO DOMESTIC FIXED RATE
               LOANS.................................................12
               9.1.   INCREASED COST.................................12
               9.2.   QUOTED RATES...................................13
               9.3.   CHANGE OF LAW..................................13

          10.  OPENING COVENANTS.....................................13
               10.1.  AUTHORIZATION..................................13
               10.2.  LEGAL OPINIONS.................................14
               10.3.  PROCEEDINGS AND DOCUMENTS......................14
               10.4.  NO DEFAULT CERTIFICATE.........................14
               10.5.  REVOLVING CREDIT NOTES.........................14

          11.  COVENANTS.............................................14
               11.1.  INSURANCE......................................14
               11.2.  MONEY OBLIGATIONS..............................14
               11.3.  RECORDS........................................15
               11.4.  FRANCHISES, NOTICE OF POSSIBLE DEFAULT.........15
               11.5.  ERISA COMPLIANCE...............................15
               11.6.  FINANCIAL STATEMENTS...........................16
               11.7.  INVESTMENTS, GUARANTIES........................17
               11.8.  ACQUISITIONS, BULK TRANSFERS...................18
               11.9.  LIENS..........................................18

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
               11.10. BORROWINGS......................................19
               11.11. EXISTENCE.......................................20
               11.12. CASH FLOW COVERAGE..............................20
               11.13. SENIOR DEBT.....................................20
               11.14. NET WORTH.......................................20
               11.15. INTEREST COVERAGE RATIO.........................20
               11.16. ENVIRONMENTAL COMPLIANCE........................20
               11.17. FUNDED INDEBTEDNESS TO TANGIBLE NET WORTH RATIO.21
               11.18. MORE RESTRICTIVE COVENANTS......................21

          12.  REPRESENTATIONS AND WARRANTIES.........................21
               12.1.  ORGANIZATION; RECAPITALIZATION..................21
               12.1.  RIGHT TO ACT....................................22
               12.3.  LITIGATION......................................22
               12.4.  ERISA COMPLIANCE................................22
               12.5.  FINANCIAL CONDITION.............................22
               12.6.  REGULATIONS.....................................23
               12.7.  DEFAULT.........................................23
               12.8.  TITLE TO PROPERTY AND ENCUMBRANCES..............23
               12.9.  DISCLOSURE......................................23
               12.10. ENVIRONMENTAL COMPLIANCE........................24

          13.  EVENTS OF DEFAULT......................................24
               13.1.  PAYMENTS/ESCROW.................................24
               13.2.  COVENANTS.......................................24
               13.3.  REPRESENTATIONS AND WARRANTIES..................24
               13.4.  CROSS DEFAULT...................................25
               13.5.  TERMINATION OF PLAN.............................25
               13.6.  OWNERSHIP.......................................25
               13.7.  SOLVENCY OF SUBSIDIARIES........................25
               13.8.  BORROWER'S SOLVENCY.............................26

          14.  REMEDIES UPON DEFAULT..................................26
               14.1.  OPTIONAL DEFAULTS...............................26
               14.2.  AUTOMATIC DEFAULTS..............................27
               14.3.  OFFSETS.........................................27
               14.4.  EQUALIZATION PROVISION..........................27

          15.  THE AGENT..............................................28
               15.1.  APPOINTMENT AND AUTHORIZATION...................28
               15.2.  NOTE HOLDERS....................................28
               15.3.  CONSULTATION WITH COUNSEL.......................28
               15.4.  DOCUMENTS.......................................28
               15.5.  AGENT AND AFFILIATES............................28
               15.6.  KNOWLEDGE OF DEFAULT............................28
               15.7.  ACTION BY AGENT.................................29
               15.8.  NOTICES, DEFAULT, ETC...........................29
               15.9.  INDEMNIFICATION.................................29








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
          16.  MISCELLANEOUS........................................29
               16.1.  BANKS' INDEPENDENT INVESTIGATION..............29
               16.2.  NO WAIVER, CUMULATIVE REMEDIES................30
               16.3.  AMENDMENTS, CONSENTS..........................30
               16.4.  NOTICES.......................................30
               16.5.  COSTS, EXPENSES AND TAXES.....................30
               16.6.  SALE OF PARTICIPATION.........................31
               16.7.  OBLIGATIONS SEVERAL, NO FIDUCIARY OBLIGATIONS.31
               16.8.  EXECUTION IN COUNTERPARTS.....................31
               16.9.  BINDING EFFECT, ASSIGNMENT....................31
               16.10. GOVERNING LAW.................................32
               16.11.  SEVERABILITY OF PROVISIONS, CAPTIONS.........32
               16.12.  INVESTMENT PURPOSE...........................32
               16.13.  CAPITAL ADEQUACY.............................32
               16.14.  ENTIRE AGREEMENT.............................33

          17.  DEFINITIONS..........................................33

          18.  NO RECOURSE..........................................38

          19.  TERMINATION OF PRIOR CREDIT AGREEMENT................39

          20.  JURY TRIAL WAIVER....................................39

          REVOLVING CREDIT NOTE.....................................41

          Schedule 11.9.............................................44





























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





                                  CREDIT AGREEMENT




        Credit agreement made as of October 6, 1994, by and among CEDAR FAIR, L.P., a Delaware limited partnership ("Borrower") and the Banks referred to in Section 3 hereof and SOCIETY NATIONAL BANK as agent for the Banks for the purpose of this credit agreement.


        1. CROSS REFERENCE. Certain terms used herein are defined in Section 17 hereof.


        2. SUMMARY. This credit agreement (a) provides for Revolving Credit Loans during the Commitment Period in the aggregate amount of Ninety-Five Million Dollars ($95,000,000) pursuant to the Commitments of the Banks, (b) contains the representations and warranties inducing the Banks to enter into this credit agreement, and (c) contains other provisions binding upon the parties.


   3.  REVOLVING CREDIT LOANS.

             3.1. REVOLVING CREDIT LOANS. Subject to the terms and provisions of this credit agreement, each Bank severally agrees to make Revolving Credit Loans to Borrower during the Commitment Period in such aggregate amount as Borrower shall request, provided, however, that in no event shall the aggregate principal amount of all Revolving Credit Loans and commercial letters of credit outstanding under this credit agreement exceed Ninety-Five Million Dollars ($95,000,000); and further provided that (a) all Revolving Credit Loans shall mature on the last day of the Commitment Period, and (b) in no event shall the aggregate unpaid principal balance of each Bank's Revolving Credit Loans and its pro rata share of commercial letters of credit outstanding hereunder at any time exceed the amount set forth opposite that Bank's name immediately below:

                                            Amount       Percent of
                                              of         Total
               Bank                        Commitment    Commitments
          ---------------------            -----------   -----------
          SOCIETY NATIONAL BANK            $38,000,000       40%
          NBD BANK, N.A.                   $28,500,000       30%
          NATIONAL CITY BANK               $28,500,000       30%

        Each borrowing by Borrower pursuant to this subsection 3.1 shall be divided ratably among the Banks in accordance with their respective Percent of Total Commitments indicated above. Borrower shall have the

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


        option, subject to the terms and conditions set forth herein, to borrow hereunder by means of any combination of (i) Prime Rate Loans bearing interest at a rate per annum which shall be the Prime Rate and drawn down in aggregate amounts of not less than Three Hundred Thousand Dollars ($300,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess of Three Hundred Thousand Dollars ($300,000), (ii) LIBOR Loans drawn down in aggregate amounts of not less than One Million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess of One Million Dollars ($1,000,000), bearing interest at a rate per annum which shall be the Adjusted LIBOR plus the applicable LIBOR Margin,
        (iii) Domestic Fixed Rate Loans drawn down in aggregate amounts of not less than One Million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess of One Million Dollars ($1,000,000), bearing interest at a rate per annum equal to the applicable Domestic Fixed Rate, (iv) Transaction Loans drawn down in aggregate amounts of not less than Three Million Dollars ($3,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof if the Transaction Interest Period selected by Borrower with respect to that loan is seven (7) days or less, bearing interest at a rate per annum which shall be equal to the applicable Transaction Rate, or (v) Transaction Loans drawn down in aggregate amounts of not less than Two Million Dollars ($2,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof if the Transaction Interest Period selected by Borrower with respect to that loan is more than seven (7) days, bearing interest at a rate per annum which shall be equal to the applicable Transaction Rate. In the case of LIBOR Loans, Domestic Fixed Rate Loans and Transaction Loans, Borrower shall specify at the time of the request for such loans the applicable Interest Period, Domestic Interest Period or Transaction Interest Period, as the case may be, which period shall not in any event extend beyond the last day of the Commitment Period.

             Borrower shall pay interest (based on a year having 365 or 366 days, as the case may be, and calculated for the actual number of days elapsed) on the unpaid principal amount of Prime Rate Loans outstanding from time to time from the date thereof until paid, payable on the last day of each month of each year and at the maturity thereof, commencing July 31, 1994, at a rate per annum which shall be the Prime Rate from time to time in effect. Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) at a fixed rate for each Interest Period on the unpaid principal amount of LIBOR Loans outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to an Interest Period [provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months from the beginning of such Interest Period], at the rate per annum which shall be five-eighths of one percent (.625%) in excess of Adjusted LIBOR fixed in advance of each Interest Period as herein provided for each such Interest Period. Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) at a fixed rate for each Domestic Interest Period on the unpaid principal amount of

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

        Domestic Fixed Rate Loans outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to a Domestic Interest Period, at a rate per annum equal to the applicable Domestic Fixed Rate, fixed in advance of each Domestic Interest Period as herein provided for each such Domestic Interest Period; provided, that if a Domestic Interest Period exceeds ninety
        (90) days, the interest must be paid every ninety (90) days from the beginning of such Domestic Interest Period. Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) at a fixed rate for each Transaction Interest Period, on the unpaid principal amount of Transaction Loans outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to a Transaction Interest Period, at a rate per annum equal to the applicable Transaction Rate, fixed in advance of each Transaction Interest Period as herein provided for each such Transaction Interest Period.

             At the request of Borrower, provided, no event of default exists hereunder, the Banks shall convert Prime Rate Loans to LIBOR Loans, Domestic Fixed Rate Loans or Transaction Loans at any time, and shall convert LIBOR Loans, Domestic Fixed Rate Loans or Transaction Loans to any other type of loans permitted by this Subsection 3.1, (a) on any Interest Adjustment Date applicable to the LIBOR Loan, Domestic Fixed Rate Loan or Transaction Loan, as the case may be, without penalty, or
        (b) at any other time with respect to a conversion of a Domestic Fixed Rate Loan or a LIBOR Loan to any other type of loans permitted by this Subsection 3.1, upon payment by Borrower to the Banks of an amount equal to the amount of prepayment penalty which would be required to be paid pursuant to Section 6 (it being understood, however, that in no event shall a Transaction Loan be converted to any other type of loans permitted hereunder other than on an Interest Adjustment Date applicable to such Transaction Loan). In the case of LIBOR Loans, Domestic Fixed Rate Loans and Transaction Loans at the expiration of the applicable Interest Period, Domestic Interest Period or Transaction Interest Period, as the case may be, such LIBOR Loans, Domestic Fixed Rate Loans or Transaction Loan shall automatically convert to Prime Rate Loans unless Borrower shall have requested otherwise no less than three (3) London banking days prior to such date with respect to LIBOR Loans, and one (1) Cleveland banking day prior to such date with respect to Domestic Fixed Rate Loans and Transaction Loans. Each request for loans under this Subsection 3.1 must either be for Prime Rate Loans or Domestic Fixed Rate Loans or LIBOR Loans or Transaction Loans.

             The obligation of Borrower to repay the Prime Rate Loans, Domestic Fixed Rate Loans, LIBOR Loans and Transaction Loans made by each Bank pursuant to this Subsection 3.1 and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower substantially in the form of Exhibit A hereto, with appropriate insertions, dated the date of this credit agreement and payable to the order of such Bank on the last day of the Commitment Period in the principal amount of its Commitment, or if less, the aggregate unpaid principal amount of Revolving Credit Loans made hereunder by such


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        Bank.  The principal amount of the Prime Rate Loans, Domestic Fixed
        Rate Loans, LIBOR Loans and Transaction Loans made by each Bank and prepayments thereof and the applicable dates with respect thereto shall be recorded by such Bank from time to time on the grid(s) attached to such Revolving Credit Note or such Bank shall record such information by such other method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under such Note. The aggregate unpaid amount of Prime Rate Loans, Domestic Fixed Rate Loans, LIBOR Loans and Transaction Loans set forth on the grid(s) attached to each Revolving Credit Note shall be rebuttably presumptive evidence of the principal amount owing and unpaid on such Revolving Credit Note. If any Revolving Credit Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, the principal thereof and the unpaid interest accrued thereon through the date of maturity shall bear interest, from the date of maturity until paid, for Prime Rate Loans, Domestic Fixed Rate Loans, LIBOR Loans and Transaction Loans at a rate per annum which shall be two percent (2%) in excess of the Prime Rate from time to time in effect. Subject to the provisions of this credit agreement, Borrower shall be entitled under this Subsection 3.1 to borrow funds as Revolving Credit Loans, repay the same in whole or in part and reborrow under this Subsection at any time and from time to time.

             3.2. COMMERCIAL LETTERS OF CREDIT. So long as the Revolving Credit remains in effect, but subject to the conditions of this credit agreement, Agent shall issue commercial letters of credit upon the application, and for the benefit, of Borrower, provided however that each such commercial letter of credit (a) shall aggregate, along with all other commercial letters of credit issued and outstanding hereunder at any given time, in an amount not exceeding $5,000,000,
        (b) shall be documented with and on the Agent's standard form applications, notes, agreements and other writings for commercial letters of credit and (c) shall have a maturity date which is no later than the latest of (i) 180 days after issuance, or (ii) the date on which the Revolving Credit Loans mature. Borrower will not request Agent to issue any commercial letter of credit hereunder, nor shall the Agent be obligated to honor any such request, if any Possible Default or Event of Default shall then exist or thereupon would begin to exist hereunder. Each application for commercial letters of credit by Borrower hereunder shall, in and of itself, constitute a continuing representation and warranty by Borrower to the Banks that this credit agreement entitles Borrower to request the issuance of the commercial letter of credit in question. Except as otherwise specifically provided for herein, each commercial letter of credit issued under this credit agreement shall be considered to be a Revolving Loan and shall, among other things, reduce the amount of the available Revolving Credits hereunder by an amount equal to the face amount of that commercial letter of credit. Borrower shall pay to the Agent for the pro rata benefit of the Banks a fee for each commercial letter of credit issued hereunder (a "L/C Fee"), the L/C Fee with respect to any



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
        given commercial letter of credit (y) to be calculated by multiplying one-half percent (.5%) of the face amount of the commercial Letter of Credit by a fraction, the numerator of which shall be equal to the actual number of days the commercial letter of credit remains outstanding and the denominator of which shall be 360 , and (z) to be payable on the earlier of the date on which there is a draw upon that commercial letter of credit or the stated termination date of that letter of credit. In addition to the L/C Fee, Borrower shall pay the administrative fees customarily charged by the Agent with respect to commercial letters of credit (an "Administrative Fee"), such Administrative Fees to be retained by, and for the sole benefit of, the Agent. The risk associated with each commercial letter of credit shall be shared pro rata by each of the Banks.

             If any event of default or any Possible Default shall occur under this credit agreement, the Banks shall (in addition to any other right, power or privilege which they may have by contract, law or at equity) be entitled to require that Borrower, and Borrower shall promptly, deposit with the Agent an amount of money equal to the aggregate of all commercial letters of credit (if any) then outstanding , which monies (a) shall be held by the Agent in an escrow or similar account for the benefit of the Banks, (b) shall secure all of the Debt, (c) shall be applied by the Banks at such time and to payment of such of the Debt (whether resulting from a draw upon a commercial letter of credit or otherwise) as the Banks may solely determine, and (d) if there be any such monies remaining on deposit with the Agent after satisfaction in full of all of the Debt, shall be promptly returned to Borrower without interest.

             3.3. VOLUNTARY REDUCTION OF COMMITMENTS. Borrower may at any time or from time to time terminate in whole or ratably in part the Commitments of the Banks hereunder to an amount not less than the aggregate principal amount of the Revolving Credit Loans and commercial letters of credit then outstanding, by giving the Agent not less than three (3) Cleveland banking days' notice; provided that any such partial termination shall be in the aggregate amount for all the Banks of at least One Million Dollars ($1,000,000) or any integral multiple of One Hundred Thousand Dollars ($100,000) in excess of One Million Dollars ($1,000,000). The Agent shall promptly notify each Bank of its proportionate amount and the date of each such termination. After each such termination, the commitment fees payable under Section 7 hereof shall be calculated upon the Commitments of the Banks as so reduced. If Borrower terminates in whole the Commitments of the Banks, on the effective date of such termination (there being no outstanding commercial letters of credit and Borrower having prepaid in full the unpaid principal balance, if any, of the Revolving Credit Notes outstanding together with all interest (if any) and all fees accrued and unpaid) all of the Revolving Credit Notes outstanding shall be delivered to the Agent marked "cancelled" and redelivered to Borrower. Any partial reduction in the Commitments of the Banks shall be permanent during the remainder of the Commitment Period. Any prepayments made under this Subsection 3.3 shall be subject to the prepayment penalties set forth in Section 6 hereof.



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

             3.4. EXTENSION. The Banks, in their absolute and sole discretion, may upon Borrower's request, extend the Commitment Period for successive one-year periods. The first of such requests by Borrower shall be in writing addressed to the Agent and shall be made not less than thirty (30) days prior to April 30, 1995. Any subsequent request for an extension of the Commitment Period shall likewise be made to the Agent not less than thirty (30) days prior to the next succeeding April 30 in the applicable year. If any such request is granted by the Banks, the Commitment Period shall be automatically extended to the date of such extension, without the making or doing of any further act or thing whatsoever. No such extension shall be effective unless consented to in writing by all of the Banks.

   4. CONDITIONS TO LOANS. The obligation of each Bank to make the loans and of the Agent to issue letters of credit hereunder is conditioned, in the case of each borrowing hereunder, upon (i) receipt by the Agent of one
   (1) Cleveland banking day's notice from Borrower of the proposed date and aggregate amount of the borrowing of any Prime Rate Loans, one (1) Cleveland banking day's notice from Borrower of the proposed date, aggregate amount and initial Domestic Interest Period for any Domestic Fixed Rate Loans, one (1) Cleveland banking day's notice from Borrower of the proposed date, aggregate amount and initial Transaction Interest Period for any Transactions Loans, and three (3) London banking days' notice from Borrower of the proposed date, aggregate amount and initial Interest Period of any LIBOR Loans, of which date, amount and initial Interest Period or initial Domestic Interest Period or initial Transaction Interest Period (if applicable) the Agent shall notify each Bank promptly upon the receipt of such notice, and on which date each Bank shall provide the Agent not later than 2:00 p.m. Cleveland time, with the amount in Federal or other immediately available funds, required of it; (ii) the fact that no Possible Default shall then exist or immediately after the loan or any letter of credit would exist; (iii) the fact that as to loans, no litigation or proceeding is pending against Borrower or any Subsidiary which is likely to cause an event of default hereunder, except that this condition shall not apply to rollovers of existing loans; and (iv) the fact that the representations and warranties contained in Section 12 hereof shall be true and correct in all material respects with the same force and effect as if made on and as of the date of such borrowing except to the extent that any thereof expressly relate to an earlier date. Each borrowing by Borrower hereunder shall be deemed to be a representation and warranty by Borrower as of the date of such borrowing as to the facts specified in (ii), (iii) and (iv) above. The Agent shall promptly notify Borrower in writing (with a copy to each of the Banks) of the applicable interest rate pertaining to each loan obtained hereunder (other than Prime Rate Loans). In addition to the above, the obligation of each Bank to make the initial loans hereunder shall be conditioned upon all loans by the Banks to Borrower pursuant to the credit agreement referred to in Section 19 hereof (and all fees accruing on or with respect to such credit agreement) having been repaid in full.





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   5.   PAYMENT ON NOTES, ETC.  All payments of principal, interest, L/C Fees and commitment fees shall be made to the Agent in immediately available funds for the account of the Banks, and the Agent forthwith shall distribute to each Bank its ratable share of the amount of principal, interest and such fees received by it for the account of such Bank. Each Bank shall endorse each Note held by it with appropriate notations evidencing each payment of principal made thereon or shall record such principal payment by such other method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under each such Note. Whenever any payment to be made hereunder, including without limitation any payment to be made on any Note, shall be stated to be due on a day which is not a Cleveland banking day, such payment shall be made on the next succeeding Cleveland banking day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that with respect to any LIBOR Loan, if the next succeeding Cleveland banking day falls in the succeeding calendar month, such payment shall be made on the preceding Cleveland banking day and the relevant Interest Period shall be adjusted accordingly.

   6. VOLUNTARY PREPAYMENTS. Borrower shall have the right at any time or from time to time, upon one (1) Cleveland banking days' prior written notice to the Agent in the case of Prime Rate Loans, without the payment of any premium or penalty, or four (4) London banking days' prior written notice in the case of LIBOR Loans (subject to the payment of a prepayment penalty as hereinafter described in this Section 6), or two (2) Cleveland banking days' prior written notice in the case of Domestic Fixed Rate Loans (subject to the payment of a prepayment penalty as hereinafter described in this Section 6), to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. In any case of prepayment of any LIBOR Loans, Borrower agrees that if Adjusted LIBOR as determined as of 11:00 a.m. London time, two (2) London banking days prior to the date of prepayment of any LIBOR Loans (hereinafter, "Prepayment LIBOR") shall be lower than the last Adjusted LIBOR previously determined for those LIBOR Loans with respect to which prepayment is intended to be made (hereinafter, "Last LIBOR"), then Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks, in immediately available funds, a prepayment penalty measured by a rate (the "Prepayment Penalty Rate") which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR, Agent shall apply a rate for each Bank equal to Adjusted LIBOR for a deposit approximately equal to each Bank's portion of such prepayment which would be applicable to an Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Interest Period during which such prepayment is to be made. The Prepayment Penalty Rate shall be applied to all or such part of the principal amounts of the Notes as related to the LIBOR Loans to be prepaid, and the prepayment penalty shall be computed for the period commencing with the date on which such prepayment is to be made to that date which coincides with the last day of the Interest Period previously established when the LIBOR Loans, which are to be prepaid, were


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
   made. Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000) (except in the case of a LIBOR Loan prepaid pursuant to Section 8 hereof).

        In the event Borrower cancels a proposed LIBOR Loan subsequent to the delivery to the Agent of the notice of the proposed date, aggregate amount and initial Interest Period of such loan, but prior to the draw down of funds thereunder, and such cancellation shall not be as a result of any change in law making the funding of such LIBOR Loan unlawful, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment penalty; provided that in no event shall such prepayment penalty exceed the actual costs incurred by the Banks as a result of such cancellation.

        In the event any Domestic Fixed Rate Loan is prepaid, Borrower agrees that if the Domestic Fixed Rate as determined as of 11:00 a.m. Cleveland time, one (1) Cleveland banking day prior to the date of prepayment of any Domestic Fixed Rate Loans (hereinafter, "Prepayment Domestic Fixed Rate") shall be lower than the last Domestic Fixed Rate previously determined for those Domestic Fixed Rate Loans with respect to which prepayment is intended to be made (hereinafter, "Last Domestic Fixed Rate"), then Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks, in immediately available funds, a prepayment penalty measured by a rate (the "Prepayment Domestic Penalty Rate") which shall be equal to the difference between the Last Domestic Fixed Rate and the Prepayment Domestic Fixed Rate. In determining the Prepayment Domestic Fixed Rate, Agent shall apply the Domestic Fixed Rate which would be applicable to each Bank's portion of a Domestic Fixed Rate Loan approximately equal to the amount of such prepayment to each Bank having a Domestic Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Domestic Interest Period during which such prepayment is to be made. The Prepayment Domestic Penalty Rate shall be applied to all or such part of the principal amounts of the Notes as related to the Domestic Fixed Rate Loans to be prepaid, and the prepayment penalty shall be computed for the period commencing with the date on which such prepayment is to be made to the date which coincides with the last day of the Domestic Interest Period previously established when the Domestic Fixed Rate Loans, which are to be prepaid, were made. In the event Borrower cancels a proposed Domestic Fixed Rate Loan subsequent to the delivery to the Agent of the notice of the proposed date, aggregate amount and initial Domestic Interest Period of such loan, but prior to the draw down of funds thereunder, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment penalty. A statement as to any such loss, cost or expense shall be promptly submitted by each Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding anything to the contrary contained in this Section 6, in no event shall any prepayment of any LIBOR Loan or Domestic Fixed Rate Loan which is made on the applicable Interest Adjustment Date be subject to any prepayment penalty. In no event shall any prepayment of any Transaction Loan occur on a date other than the applicable Interest Adjustment Date.

   7. COMMITMENT FEES; AGENT'S FEE. So long as the Commitments remain in effect, each Bank shall be entitled to receive from Borrower, on a quarterly basis, a commitment fee (based on a year having 360 days and calculated for the actual number of days elapsed) which shall be computed at the rate of one-fifth percent (1/5 of 1%) per annum on the average daily difference between the amount of that Bank's Commitment from time to time in effect and the unpaid principal balance of that Bank's Revolving Credit Note then outstanding; it being understood that for the purposes of this
   Section 7, a Bank's pro rata share of outstanding letters of credit under this credit agreement shall be considered an outstanding loan and, as such, shall not be the subject of a commitment fee hereunder. Notwithstanding the foregoing, during the period July 31 to December 31 of each year (the "Inactive Period"), the commitment fees on Fifty Million Dollars ($50,000,000) of the unused Commitments (the "Inactive Commitments"), shall be computed at the rate of one-eighth percent (1/8%) per annum (not one-fifth percent (1/5%) per annum); provided, however, that if the unused portion of the aggregate Commitments ("Unused Commitments") is ever less than Fifty Million Dollars ($50,000,000) during the Inactive Period, the commitment fees during the lesser of (i) the number of days from the beginning of the Inactive Period through the first day in which the Unused Commitments became less than Fifty Million Dollars ($50,000,000), or (ii) ninety (90) days, shall be computed at the rate of one-fifth percent (1/5%) per annum, and Borrower shall promptly pay the Banks any such differential in commitment fees previously paid the Banks. After the first day in which the Unused Commitments become less than Fifty Million Dollars ($50,000,000), the commitment fees shall be computed at the rate of one-fifth percent (1/5%) per annum. Borrower shall pay the commitment fee to the Banks on the 30th day of September, 1994, and quarter-annually thereafter and at the expiration of the Commitments.

        In addition to the aforesaid commitment fees, Borrower shall pay an annual Agent's fee in the amount of Seven Thousand Five Hundred Dollars ($7,500) to the Agent for its sole benefit, which fee shall be paid on the date of this credit agreement and annually thereafter.

   8.  ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS.

             8.1. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Bank with respect to such LIBOR Loans, then within thirty (30) days following demand by such Bank, Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount were allocable to such LIBOR Loans. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 8.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be rebuttably presumptive evidence as to the amount thereof. Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least two (2) Cleveland banking days' prior written notice to such Bank through the Agent, may prepay all LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section 6 hereof. Each Bank will notify Borrower as promptly as practicable (with a copy thereof delivered to the Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amount under this Section.

             8.2. TAX LAW, ETC. In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this credit agreement or any transaction under this credit agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal or interest or commitment fee receivable by such Bank in respect thereof, then such Bank shall promptly notify Borrower stating the reasons therefor. Borrower shall thereafter pay to such Bank within thirty (30) days following demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, such additional amounts as will fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to Borrower and shall, in the absence of manifest error, be rebuttably presumptive evidence as to the amount thereof.

             If any Bank receives such additional consideration from Borrower pursuant to this Subsection 8.2, such Bank shall use its best efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse Borrower to the extent, but only to the extent, that such Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank.
        If, at the time any audit of such Bank's income tax return is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to Borrower as aforesaid, Borrower, within thirty (30) days after demand of such Bank, will promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be.

             Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least two (2) Cleveland banking days' prior written notice to such Bank through the Agent, may prepay all LIBOR Loans in full or convert all LIBOR Loans to any other type of loans permitted under this credit agreement regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section 6 hereof.

             8.3. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any LIBOR Loans, in the event that the Agent shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loans are not available to the Reference Bank in the applicable Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, the Agent shall promptly give notice of such determination to Borrower and (i) any notice of new LIBOR Loans (or conversion of existing loans to LIBOR Loans) previously given by Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Prime Rate Loans, and (ii) Borrower shall be obligated either to prepay or to convert any outstanding LIBOR Loans on the last day of the then current Interest Period or Periods with respect thereto.

             8.4. INDEMNITY. Without prejudice to any other provisions of this Section 8, Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by Borrower in payment when due of any amount due hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be rebuttably presumptive evidence as to the amount thereof.

             8.5. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loans which it is committed to make hereunder with moneys obtained in the Eurodollar market, the Commitment of such Bank to fund LIBOR Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and the Agent declare that its Commitment with respect to such loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify Borrower and the Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower, the Agent and the other Banks thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of
        (i) the last day of the then current Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to any other type of loans permitted under this credit agreement or prepay all LIBOR Loans to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment penalties prescribed in
        Section 6 hereof.

             8.6. FUNDING. Each Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.

   9.  ADDITIONAL PROVISIONS RELATING TO DOMESTIC FIXED RATE LOANS.

             9.1.  INCREASED COST.  If, as a result of any Regulatory Change:

                  (a) the basis of taxation of payments to any Bank of the principal of or interest on any Domestic Fixed Rate Loan or any other amounts payable under this credit agreement in respect thereof (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its main office) is changed; or

                  (b) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or liabilities of, any Bank are imposed, modified or deemed applicable; or

                  (c) any other condition affecting this credit agreement or any of the Domestic Fixed Rate Loans is imposed on any Bank;

        and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining any of the Domestic Fixed Rate Loans is increased, or any amount received by such Bank hereunder in respect of any such loans is reduced (such increase in cost and reductions in amounts receivable being herein called "Increased Costs"), then Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank for such Increased Costs (such demand to be accompanied by a statement setting forth the basis for the calculation thereof). Determinations by such Bank for purposes of this Subsection 9.1 of the effect of any Regulatory Change on its costs of making or maintaining Domestic Fixed Rate Loans or on amounts receivable by it in respect of such Domestic Fixed Rate Loans, and of the additional amounts required to compensate such Bank in respect of any Increased Cost shall be rebuttably presumptive evidence in the absence of manifest error. Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least one (1) Cleveland banking day's prior written notice to such Bank through the Agent, may prepay all Domestic Fixed Rate Loans in full or convert all Domestic Fixed Rate Loans to any other type of loans permitted under this credit agreement regardless of the Domestic Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalty set forth in Section 6 hereof. Each Bank will notify Borrower as promptly as practicable (with a copy thereof delivered to the Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amounts under this Subsection.

             9.2. QUOTED RATES. Anything herein to the contrary notwithstanding, if on or before the first day of the applicable Domestic Interest Period for any Domestic Fixed Rate Loan (i) the Agent determines that for any reason whatsoever, dealers of recognized standing are not providing quotes for certificates of deposit (in the applicable amounts) of the C/D Reference Bank for a period of time comparable to the applicable Domestic Interest Period or (ii) the Agent shall determine that the rates quoted by such dealers for purposes of computing the rate of interest on Domestic Fixed Rate Loans for the applicable Domestic Interest Period do not accurately reflect the cost to the Banks of making or maintaining such Domestic Fixed Rate Loans for such period, then the Agent shall give Borrower prompt notice thereof, and so long as such failure to quote such rates continues and/or rates fail to accurately reflect costs to the Banks as aforesaid, the Banks shall be under no obligation to make Domestic Fixed Rate Loans or to convert any other type of loans made pursuant to this credit agreement into Domestic Fixed Rate Loans and Borrower shall not be entitled to obtain any Domestic Fixed Rate Loans hereunder until the Agent has notified Borrower that the conditions giving rise to the operation of this Subsection no longer exist.

             9.3. CHANGE OF LAW. Notwithstanding any other provision in this credit agreement, in the event that any Regulatory Change shall make it unlawful for any Bank to fund any Domestic Fixed Rate Loans, the Commitment of such Bank to fund Domestic Fixed Rate Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and the Agent declare that its Commitment with respect to such loans has been so suspended and, if and when such illegality ceases to exist, such suspensions shall cease and such Bank shall similarly notify Borrower and the Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding of Domestic Fixed Rate Loans, such Bank shall, upon the happening of such event, notify Borrower, the Agent and the other Banks thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (i) the last day of the then current Domestic Interest Period or (ii) if required by such Regulatory Change, on such date as shall be specified on such notice, either convert all Domestic Fixed Rate Loans to any other type of loans permitted under this credit agreement or prepay all Domestic Fixed Rate Loans to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment penalties prescribed in
        Section 6 hereof.

   10. OPENING COVENANTS. Prior to or concurrently with the execution and delivery of this credit agreement, the following conditions shall be satisfied and Borrower shall furnish to each Bank the following:

             10.1. AUTHORIZATION. A copy of Borrower's Partnership Agreement and any amendments thereto (certified as to its accuracy and completeness by the Secretary of Borrower's Managing General Partner) for each Bank which evidences the authority of Cedar Fair Management Company in its capacity as the Managing General Partner of Borrower to execute this credit agreement and to execute and deliver the Notes provided for herein and a certified copy of the resolutions of the board of directors of the Managing General Partner of Borrower evidencing the authority of the officer designated by such Managing General Partner to act on its behalf in connection with the partnership.

             10.2. LEGAL OPINIONS. A favorable opinion of Squire, Sanders & Dempsey as to the matters referred to in Subsections 12.1, 12.2,
        12.3 and 12.6 of this credit agreement and such other matters as Agent and the Banks may reasonably request.

             10.3. PROCEEDINGS AND DOCUMENTS. All partnership, corporate and other proceedings and all documents incidental to the transactions involved in the initial borrowing hereunder shall be reasonably satisfactory in substance and form to each Bank and the Agent and each Bank, the Agent and counsel for the Banks shall have received all such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

             10.4. NO DEFAULT CERTIFICATE. A certificate from the Managing General Partner of Borrower certifying that as of the date of this credit agreement, no event of default or Possible Default exists hereunder.

             10.5. REVOLVING CREDIT NOTES. A duly executed Revolving Credit Note of Borrower, payable to the order of such Bank with the blanks appropriately filled, which Note shall be substantially in the form of Exhibit A hereto.

   11. COVENANTS. Borrower agrees that so long as the Commitments remain in effect and thereafter until the principal of and interest on Revolving Credit Loans obtained hereunder shall have been paid in full, Borrower will perform and observe, and will cause each Subsidiary to perform and observe, all of the following provisions that are on their respective parts to be complied with, namely:

             11.1. INSURANCE. Borrower and each Subsidiary will (a) keep itself and all of its insurable properties insured at all times to such extent, by such insurers, and against such hazards and liabilities as is generally and prudently done by like businesses, it being understood that Borrower's and each Subsidiary's insurance coverage at the date of this credit agreement meets the standards contemplated by this Subsection 11.1, (b) give each Bank prompt written notice of each materially adverse proposed changed in Borrower's and each Subsidiary's insurance coverage and the details of the change and (c) forthwith upon any Bank's written request, furnish to such Bank such information about Borrower's and each Subsidiary's insurance as such Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Bank.

             11.2. MONEY OBLIGATIONS. Borrower and each Subsidiary will pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings) for which it may be or become liable or to which any or all of its properties may be or become subject, and (b) all of its other obligations calling for the payment of money before such payment becomes overdue (except (i) only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings, and (ii) obligations for borrowed money up to One Million Dollars ($1,000,000), or (iii) trade payables incurred in the ordinary course of business the aggregate principal amount of which is Three Million Dollars ($3,000,000) or less).

             11.3. RECORDS. Borrower and each Subsidiary will (a) at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles consistently applied, and (b) during business hours and on five (5) days' prior written notice permit each Bank to examine Borrower's and each Subsidiary's books and records and to make excerpts therefrom and transcripts thereof.

             11.4. FRANCHISES; NOTICE OF POSSIBLE DEFAULT. (a) Subject to Subsection 11.8 hereof, each Subsidiary will preserve and maintain its corporate existence, rights and franchises, and (b) in any event Borrower and each Subsidiary will preserve and maintain all rights and franchises, in each case where the absence of which would materially and adversely affect their ability to operate the amusement parks known as Valleyfair, Cedar Point, Dorney Park and Wildwater Kingdom in the normal course of their current operations. Borrower will promptly notify the Agent whenever any event of default as stated in Section 14 hereof or Possible Default has occurred hereunder.

             11.5. ERISA COMPLIANCE. Neither Borrower nor any Subsidiary will incur any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder, or any material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. Borrower and each Subsidiary will furnish to the Banks (a) simultaneously with a filing by Borrower or any Subsidiary with the Pension Benefit Guaranty Corporation of a notice regarding any Thirty-Day Reportable Event and in any event within thirty (30) days after Borrower or any Subsidiary knows or has reason to know that any Thirty-Day Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of Borrower or such Subsidiary describing such Reportable Event and the action which Borrower or such Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to Borrower or such Subsidiary, and
        (b) promptly after receipt thereof a copy of any notice Borrower or any Subsidiary may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any accumulated funding deficiency under Section 412 of the Internal Revenue Code of 1986 or liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended from time to time, with respect to any Plan administered by Borrower or such Subsidiary; provided, that this latter clause shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service. Borrower and each Subsidiary will promptly notify the Banks of any material taxes assessed, proposed to be assessed or which Borrower or such Subsidiary has reason to believe may be assessed against Borrower or such Subsidiary by the Internal Revenue Service with respect to any Plan. As used in this Subsection 11.5, "material" means the measure of a matter of significance which shall be determined as being not less than Two Million Five Hundred Thousand Dollars ($2,500,000).

             11.6.  FINANCIAL STATEMENTS.  Borrower will furnish to the Banks
        (a) within sixty (60) days after the end of each of the first three quarter-annual periods of each fiscal year, commencing with Borrower's fiscal quarter ending June 30, 1994, on a book basis in accordance with generally accepted accounting principles (and, in any event, in each case as soon as reasonably practicable), balance sheets of Borrower and its Subsidiaries as at the end of that period and their statements of income, partners' or shareholders' equity (as the case may be) and changes in financial position for that period, all prepared on a consolidated basis and in form and detail satisfactory to each Bank and certified by the chief financial officer or treasurer of Borrower, (b) within one hundred and twenty (120) days after the end of each fiscal year of Borrower (and, in any event, in each case as soon as reasonably practicable), an annual audit report of Borrower and its Subsidiaries prepared in form and detail satisfactory to each Bank and certified by an independent public accounting firm satisfactory to each Bank, together with a certificate by the accounting firm setting forth the Possible Defaults coming to its attention during the course of its audit or, if none, a statement to that effect (provided that such accounting firm shall not be liable to anyone by reason of their failure to obtain knowledge of any such Possible Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards), (c) concurrently with the furnishing of the financial information set forth in clauses (a) and (b) above, a covenant compliance certificate of the chief financial officer or treasurer, in form and detail satisfactory to the Banks, setting forth the calculations used to determine compliance with the financial covenants, (d) as soon as available, copies of all notices, reports, proxy statements and other similar documents sent by Borrower to its limited partners generally and filed with any governmental agency, and
        (e) forthwith upon each Bank's written request, such other information about the financial condition, compliance with the terms and conditions of this credit agreement, the operations and properties of Borrower and its Subsidiaries as each Bank may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to each Bank and certified by the chief financial officer or treasurer of Borrower, or the chief financial officer of such Subsidiary, as the case may be. Borrower shall promptly deliver to the Banks copies of any amendments, modifications, consents or waivers entered into or received by it after the date hereof which affect the Senior Debt.

             11.7. INVESTMENTS; GUARANTIES. Neither Borrower nor any Subsidiary will (a) own, purchase or acquire any obligations of, or any other interest in, or make any capital contribution to any person or entity, except as permitted by or contemplated under Subsection
        11.8 and clause (iii) of Subsection 11.10 hereof, (b) make or hold any investment in any stocks, bonds or securities of any kind exceeding in the aggregate Five Hundred Thousand Dollars ($500,000), (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan or (e) be or become a Guarantor of any kind; provided, that this Subsection 11.7 shall not apply to
        (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business, or (ii) any purchase of repurchase agreements, eurodollar certificates of deposit, direct obligations of the United States of America or certificates of deposit or eligible bankers acceptances issued by a member bank of the Federal Reserve System, in each case due no later than one (1) year from the date of purchase, or (iii) any purchase of commercial paper maturing no later than one (1) year from the date of purchase, which at the time of such purchase is assigned the highest quality rating in accordance with the rating systems employed by either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or (iv) except as otherwise restricted in this Subsection, guaranties issued in the ordinary course of business and not involving borrowed money, or (v) extensions of credit in the nature of Receivables owing to Borrower or any Subsidiary arising in the ordinary course of business and payable in accordance with their trade terms, or (vi) loans and advances to employees for relocation expenses, travel advances and similar expenses relating to their employment so long as the aggregate amount of such loans and advances shall not exceed Five Hundred Thousand Dollars ($500,000), or (vii) guaranties by Borrower of indebtedness of any Subsidiary so long as the aggregate amount of all such guaranties shall not exceed Five Million Dollars ($5,000,000), at any one time outstanding, or (viii) guaranties by any Subsidiary of any indebtedness of Borrower or any other Subsidiary which indebtedness in each case is permitted under Subsection 11.10 hereof, or (ix) any unsecured loans and advances made by Borrower to any Subsidiary or any unsecured loans and advances made by any Subsidiary to Borrower, or (x) any unsecured advances of a Subsidiary to another Subsidiary so long as such latter Subsidiary has no other indebtedness of any kind other than indebtedness, if any, owing to Borrower, or
        (xi) any existing investment in the securities of a Subsidiary, or any investment in the securities of any corporation which becomes a Subsidiary, or (xii) any guaranty by one or more Subsidiaries of all indebtedness incurred by Borrower to the Banks hereunder (it being understood that at the request of holders of at least sixty percent (60%) (by amount) of the Notes, whenever made, Borrower will cause its Subsidiaries to guaranty all indebtedness incurred by Borrower to the Banks hereunder, which guaranty agreement(s) shall be in form and substance satisfactory to the Banks), or (xiii) any other guaranty, investment, advance or loan not otherwise permitted hereunder, so long as all such guaranties, investments, advances and loans at any one time outstanding do not exceed the aggregate amount of Ten Million Dollars ($10,000,000) minus the aggregate amount then outstanding under the aforesaid subparts (vi) through (xii), inclusive.

             11.8. ACQUISITIONS, BULK TRANSFERS. Neither Borrower nor any Subsidiary will (a) be a party to any consolidation or merger with any person or entity, or (b) lease, sell or otherwise transfer all or a substantial part of its assets (other than such chattels [including rides whether or not deemed chattels], if any, as may have become obsolete or no longer useful in the continuance of its present business) except in the normal course of its present business; provided, that this Subsection shall not apply to any lease, sale or other transfer of any assets during any fiscal year of Borrower, so long as such assets do not in the aggregate equal or exceed ten percent (10%) of Borrower's total assets (determined on a consolidated basis). Notwithstanding this Subsection 11.8, (i) Borrower may be merged with or into any person or entity and any Subsidiary may be merged with or into Borrower or any other Subsidiary; provided that Borrower survives such transaction and no Possible Default shall then exist or immediately thereafter will begin to exist, and (ii) any Subsidiary may be liquidated, wound up or dissolved, or all or substantially all of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transaction, to Borrower or any other Subsidiary; provided that no Possible Default shall then exist or immediately thereafter will begin to exist.

             11.9. LIENS. Neither Borrower nor any Subsidiary will (a) acquire any property subject to any security interest, inventory consignment, lease, land contract or other title retention contract,
        (b) sell or otherwise transfer any Receivables, whether with or without recourse, or (c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement or lien of any kind or nature; provided, that this Subsection 11.9 shall not apply to (i) any lien for a tax, assessment or governmental charge or levy not yet due and payable, (ii) any lien securing only its workers' compensation, unemployment insurance and similar obligations, (iii) any mechanic's, carrier's or similar common law or statutory lien incurred in the normal course of business, (iv) any transfer of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business,
        (v) liens or encumbrances on property or assets of Borrower existing as of the date hereof, a listing of which will be delivered to the Banks within ninety (90) days, (vi) any lien or security interest (including any refinancing thereof in whole or in part) created by Borrower or any Subsidiary in the course of purchasing property, or existing on such property at the time of such purchase (whether or not assumed), provided that such lien or security interest shall be restricted to the property being purchased and provided, further, that the indebtedness secured thereby shall not exceed eighty percent (80%) of the purchase price thereof, (vii) any mortgage, security interest or lien securing only indebtedness incurred to the Banks, (viii) any lien on any of its property which lien is incidental to the conduct of the normal course of its business so long as all such liens shall not materially adversely affect the ownership, use or operation of such assets or the financial condition of Borrower or any Subsidiary, and the aggregate amount of indebtedness secured by all such liens shall not exceed Ten Million Dollars ($10,000,000), (ix) any financing statement perfecting only a security interest permitted by this Subsection 11.9, (x) easements, restrictions, minor title irregularities and similar matters having no material adverse effect on the ownership or use of any real property, or (xi) liens consisting of capitalized leases. Notwithstanding anything in this credit agreement to the contrary, neither Borrower nor any Subsidiary shall grant any lien on any of its property to the holder(s) of the Senior Debt without the prior written consent of the Banks.

             11.10. BORROWINGS. Neither Borrower nor any Subsidiary will create, incur or suffer to exist any indebtedness for borrowed money or any Funded Indebtedness of any kind; provided, that this Subsection
        11.10 shall not apply to (i) the loans evidenced by any Notes issued pursuant to this credit agreement, (ii) Senior Debt and, subject to Subsection 11.13 hereof, any renewal or refinancing of Senior Debt,
        (iii) any indebtedness of a corporation in existence at the time such corporation becomes a Subsidiary, and any renewal or refinancing with the same or different parties, provided that such renewal or refinancing does not increase the amount of such indebtedness above the amount in existence at the time of such renewal or refinancing,
        (iv) any loan obtained by Borrower, and any renewal or refinancing thereof, which does not permit any principal repayments prior to the date of repayment in full of all indebtedness to the Banks under this credit agreement and the termination of all obligations of the Banks to lend under this credit agreement, and which is Subordinated in favor of the Debt to the Banks pursuant to a subordination agreement being in such form and substance as the Banks may require, (v) any other indebtedness existing as of the date hereof, (vi) any leases not in excess of Ten Million Dollars ($10,000,000) entered into by Borrower which are required to be capitalized, (vii) any unsecured advances by Borrower to a Subsidiary or by a Subsidiary to Borrower,
        (viii) any unsecured advances of a Subsidiary to another Subsidiary so long as such latter Subsidiary has no other indebtedness of any kind other than indebtedness, if any, owing to Borrower, (ix) any secured indebtedness so long as the aggregate amount of all such indebtedness does not exceed Eight Million Five Hundred Thousand Dollars ($8,500,000) at any one time outstanding, (x) any other indebtedness provided that, after giving effect thereto, Borrower would have been in compliance with Subsection 11.15 hereof during the immediately preceding fiscal year, after taking into consideration the current annualized pro forma interest expense for all existing and contemplated indebtedness, or (xi) any other indebtedness incurred by Borrower or any Subsidiary not otherwise permitted hereunder, so long as the aggregate amount of all such indebtedness does not exceed Five Million Dollars ($5,000,000) at any one time outstanding. Notwithstanding the foregoing, neither Borrower nor any Subsidiary will create, incur or suffer to exist any indebtedness for borrowed money or any Funded Indebtedness of any kind if the aggregate amount of the Commitments, plus the aggregate unpaid principal balance of Senior Debt, plus the aggregate unpaid principal balance of all indebtedness incurred under clauses (ix), (x) and (xi) of this Subsection would at any time exceed Two Hundred Million Dollars ($200,000,000).

             11.11. EXISTENCE. Borrower will remain a limited partnership created in accordance with Delaware law.

             11.12. CASH FLOW COVERAGE. Borrower will not suffer or permit, at the end of each fiscal year of Borrower, the sum of (a) all of Borrower's capital expenditures during such year, plus (b) all principal payments paid or accrued on Borrower's Funded Indebtedness during such year (other than principal payments paid or accrued on loans obtained hereunder), plus (c) all cash distributions paid to unitholders of Borrower during such year, to exceed one hundred twenty percent (120%) of the aggregate of Borrower's Net Earnings plus its depreciation and amortization charges during such year.

             11.13. SENIOR DEBT. Borrower shall not at any time prepay or repurchase any of the Senior Debt without the prior written consent of the Banks, unless the entire amount of the Senior Debt is refinanced under terms which require no principal repayments of the same prior to the date of repayment in full of all indebtedness to the Banks under this credit agreement, the termination of all obligations of the Banks to lend under this credit agreement, and the termination of all obligations of the Agent to issue commercial letters of credit under this credit agreement.

             11.14. NET WORTH. Borrower will not suffer or permit the Consolidated Net Worth of Borrower and its Subsidiaries to fall below

        (a) $47,160,000 at any time during calendar year 1994 and (b) $50,160,000 at any time thereafter.

             11.15. INTEREST COVERAGE RATIO. Borrower shall maintain a minimum Interest Coverage Ratio as of December 31 of each year of at least 4.00 to 1.00. The Interest Coverage Ratio shall be calculated including cash extraordinary gains and losses and non-recurring items. As used herein, "Interest Coverage Ratio" shall mean the ratio of (a) an amount equal to Borrower's Net Earnings for the period in question plus interest and taxes, to (b) all of Borrower's interest expense during such period, as determined on a consolidated and accrual basis and in accordance with generally accepted accounting principles not inconsistent with its present accounting procedures.

             11.16. ENVIRONMENTAL COMPLIANCE. Borrower and its Subsidiaries will comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which it owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower and its Subsidiaries will furnish to the Banks promptly after receipt thereof a copy of any notice it may receive from any governmental authority, private person or entity that any litigation or proceeding pertaining to any environmental matter has been filed or is threatened against it, any real property in which it holds any interest or any past or present operation of the company in question which could reasonably be expected to result in a material adverse affect on Borrower or its Subsidiaries. Neither Borrower nor any Subsidiary will allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which it holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Subsection "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, and "material" means the measure of a matter of significance which shall be determined as being not less than Two Million Five Hundred Thousand Dollars ($2,500,000). Borrower and its Subsidiaries shall defend, indemnify and hold the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys fees) arising out of or resulting from the noncompliance of Borrower or any Subsidiary with any Environmental Law.

             11.17. FUNDED INDEBTEDNESS TO TANGIBLE NET WORTH RATIO. At June 30 and December 31 of each of the indicated years, Borrower will not suffer or permit the ratio of its average (for that date and the last day of each of the 11 previous fiscal months) consolidated Funded Indebtedness to average (for that date and the last day of each of the 11 previous fiscal months) Consolidated Net Worth (a) during 1994 to exceed 1.35 to 1.00 and (b) during each year thereafter to exceed 1.25 to 1.00.

             11.18. MORE RESTRICTIVE COVENANTS. Prior to entering into any agreement providing for the incurrence or amendment of any indebtedness for borrowed money, which agreement contains financial covenants applicable to Borrower and/or any of its Subsidiaries which are more restrictive than any of the covenants set forth herein, Borrower shall cause this credit agreement to be amended in writing (which amendment shall be in form and substance satisfactory to the Banks) to include any such covenant or covenants.

   12. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

             12.1. ORGANIZATION; RECAPITALIZATION. Borrower is a limited partnership created in accordance with Delaware law, and is duly authorized to do business in the States of Ohio, Minnesota and Pennsylvania. Each Subsidiary is an organization duly organized and validly existing and in good standing under the laws of the state of its origination and is duly qualified and authorized to do business wherever it owns any real estate or personal property or transacts any substantial business. Borrower is a duly constituted and existing limited partnership under the Partnership Agreement. All filings and recordings required in connection with the Partnership Agreement, including the filing of all required fictitious name certificates, have been duly made, and the execution of the Partnership Agreement has not materially impaired or materially adversely affected any right, title or interest of Borrower in and to any real or personal property of Borrower, whether tangible or intangible, and such execution has not resulted in Borrower's incurring any material liability or obligation.

             12.2. RIGHT TO ACT. No registration with or approval of any governmental agency of any kind is required for the due execution and delivery or for the enforceability of this credit agreement or any
        Note issued pursuant to this credit agreement. Borrower has legal power and right to execute and deliver this credit agreement and each
        Note issued pursuant to this credit agreement and to perform and observe the provisions of this credit agreement and such Notes issued pursuant hereto. By executing and delivering this credit agreement and each Note issued pursuant to this credit agreement and by performing and observing the provisions of this credit agreement and each Note issued pursuant hereto, Borrower will not violate any existing provision of the Partnership Agreement or any applicable law or violate or otherwise become in default under any existing loan agreement, credit agreement, mortgage, indenture or similar instrument binding upon Borrower, or any other material contract, agreement or other obligation binding upon Borrower. The general partner executing and delivering this credit agreement on behalf of Borrower has the authority to do so, and this credit agreement and any Note, when executed, are legally valid and binding upon Borrower in every respect and enforceable in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and general principles of equity which may limit the availability of equitable remedies.

             12.3. LITIGATION. No litigation or proceeding is pending or threatened which involves any substantial possibility of adversely affecting Borrower or any Subsidiary to a material extent. The Internal Revenue Service has not alleged any material default by Borrower or any Subsidiary in the payment of any tax or threatened to make any material assessment in respect thereof.

             12.4. ERISA COMPLIANCE. To the best of Borrower's knowledge, neither Borrower nor any Subsidiary has incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder. To the best of Borrower's knowledge, no Reportable Event has occurred with respect to any Plan. To the best of Borrower's knowledge, the Pension Benefit Guaranty Corporation, established thereunder, has not asserted that Borrower or any Subsidiary has incurred any material liability in connection with any Plan. To the best of Borrower's knowledge, no lien has been attached and no person has threatened to attach a lien on any property of Borrower or any Subsidiary as a result of Borrower's or any Subsidiary's failing to comply with such act or regulation. As used in this Subsection "material" means the measure of a matter of significance which shall be determined as being not less than Two Million Five Hundred Thousand Dollars ($2,500,000).

             12.5. FINANCIAL CONDITION. The quarterly financial statements of Borrower prepared as of March 31, 1994 have been prepared in accordance with generally accepted accounting principles and fairly present Borrower's then financial condition. There has been no material adverse change in the financial condition, properties or business of Borrower since that date.

             12.6. REGULATIONS. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Revolving Credit Loan hereunder nor the use of the proceeds of such loan will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

             12.7. DEFAULT. No Possible Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

             12.8. TITLE TO PROPERTY AND ENCUMBRANCES. Borrower has good and marketable fee simple title, in the case of real property, and good title, in the case of all other property, to all of its properties and assets (including, without limitation, all the real and other property used in and necessary to the operation of the amusement parks known as Valleyfair, Cedar Point, Dorney Park and Wildwater Kingdom) and all of the real and personal property reflected in the quarterly financial statements of Borrower prepared as of March 27, 1994 (which has not, since that date, been disposed of by Borrower in the ordinary course of its business) free and clear of all mortgages, pledges or other security interest or encumbrances, except those permitted under Subsection 11.9 hereof. Borrower is not a party to or bound by any agreement or instrument involving the purchase or sale of goods or services, the terms and provisions of which would adversely affect or interfere with the successful operation of the business conducted by Borrower. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases and easements necessary in any material respect for the operation of its properties and assets, none of which contains, or was granted pursuant to any legislation which contains, any unusual or burdensome provisions which would materially adversely affect or impair the operation of such properties and assets, and all such leases and easements are valid and subsisting and in full force and effect.

             12.9. DISCLOSURE. To the best of Borrower's actual knowledge, neither this credit agreement, nor any other document furnished to the Banks by or on behalf of Borrower pursuant hereto or in connection herewith contains, as of its date, any untrue or misleading statement of material fact, it being understood that as to any forecasts or projections (and related assumptions) expressed therein are herein represented only as being reasonably based upon the best information available to Borrower at the time such forecasts, projections and assumptions were made. There are no facts known to Borrower which have not been disclosed in this credit agreement, the Partnership Agreement, or in any of the financial statements furnished pursuant to Subsection 11.6 hereof which, individually or in the aggregate, materially adversely affect the condition, business or affairs of Borrower, or impair in any way the ability of Borrower to perform its obligations under this credit agreement or the Notes.

             12.10. ENVIRONMENTAL COMPLIANCE. Borrower and its Subsidiaries are in substantial compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which any of them owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of our knowledge, threatened against Borrower or any Subsidiary, any real property in which any thereof holds or has held an interest or any past or present operation of any thereof. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which Borrower or any Subsidiary holds any interest or performs any of its operations, in violation of any Environmental Law the violation of which could reasonably be expected to have a material adverse affect on Borrower or its Subsidiaries. As used in this Subsection, "litigation and proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, and "material" means the measure of a matter of significance which shall be determined as being not less than Two Million Five Hundred Thousand Dollars ($2,500,000).

   13. EVENTS OF DEFAULT. Each of the following shall constitute an event of default hereunder:

             13.1. PAYMENTS/ESCROW. If the principal of or interest on any Note or any commitment fee, Agent's fee, L/C Fee or Administrative Fee shall not be paid in full punctually when due and payable and shall remain unpaid for a period of five (5) consecutive days or if Borrower shall fail to deposit with the Agent an amount of money equal to the aggregate of all outstanding commercial letters of credit as required by, and under the terms of, Subsection 3.2 of this credit agreement within five (5) days of the date on which the Agent or any of the Banks shall so instruct.

             13.2. COVENANTS. If Borrower or any Subsidiary shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Subsection 13.1 hereof) contained or referred to in this credit agreement or any Related Writing that is on its part to be complied with, and that Possible Default shall not have been fully corrected within thirty (30) days after giving of written notice thereof to Borrower by the Agent or any Bank that the specified Possible Default is to be remedied.

             13.3. REPRESENTATIONS AND WARRANTIES. If any representation, warranty or statement made in or pursuant to this credit agreement or any Related Writing or any other material information furnished by Borrower or any Subsidiary to the Banks or any thereof or any other holder of any Note, shall be false or erroneous in any material respect when made.

             13.4. CROSS DEFAULT. If Borrower or any Subsidiary defaults in the payment of principal or interest due and owing upon any other obligation for borrowed money in excess of One Million Dollars ($1,000,000) beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity.

             13.5. TERMINATION OF PLAN. If any Plan shall fail to maintain the minimum funding standards required by Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and Sections 412 and 418(B) of the Internal Revenue Code of 1986 (as amended from time to time, and any regulations promulgated thereunder), or a Plan shall have terminated or shall be the subject of termination or partition proceedings or in reorganization under the Employee Retirement Income Security Act of 1974, as amended, or Borrower or any ERISA Affiliate shall have incurred a withdrawal liability (including, without limitation, a secondary withdrawal liability pursuant to Section 4204 of the Employee Retirement Income

        Security Act of 1974, as amended), to a Plan or to the Pension Benefit Guaranty Corporation, and there shall result from such event a liability which will have a material adverse effect upon the business, operations or financial condition of Borrower and its Subsidiaries taken as a whole.

             13.6. OWNERSHIP. If after the date hereof, any person or group (as defined in Section 13.D and 14.D of the Securities Exchange Act of 1934) shall have or obtain, in the aggregate, sixty percent (60%) of the outstanding voting power or control of Borrower and/or have the unilateral right to elect a majority of the Managing General Partner of Borrower.

             13.7. SOLVENCY OF SUBSIDIARIES. If any Subsidiary having tangible assets with a book value in excess of One Million Dollars ($1,000,000) shall (a) discontinue business (except as specifically permitted by Subsection 11.8), or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, or interim trustee or liquidator of itself or all or a substantial part of its assets, or
        (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (g) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction or appoints a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or of all or a substantial part of its assets.

             13.8. BORROWER'S SOLVENCY. If Borrower shall (a) discontinue the operation of any of the amusement parks known as Valleyfair, Cedar Point, Dorney Park and Wildwater Kingdom, other than normal off-season shutdowns, or become dissolved (and in the event of dissolution pursuant to Article XIV of the Partnership Agreement, shall not have been reconstituted within the time specified in Section 13.2 of the Partnership Agreement), or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself of all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (g) suffer or permit to continue unstayed and in effect for sixty
        (60) consecutive days any judgment, decree or order entered by a court or governmental commission of competent jurisdiction, which assumes custody or control of Borrower, approves a petition seeking reorganization of Borrower or any other judicial modification of the rights of its creditors, or appoints a receiver, a custodian, a trustee, an interim trustee or liquidator for itself or of all or a substantial part of its assets.

   14. REMEDIES UPON DEFAULT. Notwithstanding any contrary provision or inference herein or elsewhere,

             14.1. OPTIONAL DEFAULTS. If any event of default referred to in Subsection 13.1, 13.2, 13.3, 13.4, 13.5, 13.6 or 13.7 hereof shall occur, the holders of not less than sixty percent (60%) (by amount) of the Notes shall have the right in their discretion, by directing the Agent, on behalf of the Banks, to give written notice to Borrower, to

                  (a) terminate the Commitments (if not already terminated) and no Bank thereafter shall be under any obligation to grant Borrower any further Revolving Credit Loans or to issue commercial letters of credit hereunder, and/or

                  (b) accelerate the maturity of all of Debt to the Banks (if it be not already due and payable), whereupon all of the Debt to the Banks shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

             14.2. AUTOMATIC DEFAULTS. If any event of default referred to in Subsection 13.8 hereof shall occur,

                  (a) all of the Commitments shall automatically and forthwith terminate (if not already terminated) and no Bank thereafter shall be under any obligation to grant any further loan or loans or to issue commercial letters of credit; and

                  (b) the principal of and interest on all Notes then outstanding and all of the Debt to the Banks shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

             14.3. OFFSETS. If there shall occur or exist any Possible Default referred to in Subsection 13.8 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Subsection 14.4 or Subsection 16.6 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of Borrower (except for funds deposited for taxes, payroll, employee contribution, profit sharing, employee saving and similar funds in which Borrower has no beneficial interest), all without notice to or demand upon Borrower or any other person, all such notices and demands being hereby expressly waived by Borrower.

             14.4. EQUALIZATION PROVISION. Each Bank agrees with the other Banks that if it at any time shall obtain any Advantage over the other Banks or any thereof in respect of Borrower's Debt to the Banks, it will purchase from the other Banks, for cash and at par, such additional participation in Borrower's Debt to the Banks as shall be necessary to nullify the Advantage. If any said Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest, unless the Bank receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness or otherwise, it will apply such payment first to any and all indebtedness owing by Borrower to that Bank pursuant to this credit agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Subsection
        14.4 and Subsection 16.6) until Borrower's Debt has been paid in full. Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Subsection may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of Borrower in the amount of such participation.

   15. THE AGENT. The Banks authorize Society National Bank and Society National Bank hereby agrees to act as Agent for the Banks in respect of this credit agreement upon the terms and conditions set forth elsewhere in this credit agreement, and upon the following terms and conditions:

             15.1. APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers hereunder as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

             15.2. NOTE HOLDERS. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Agent.

             15.3. CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

             15.4. DOCUMENTS. The Agent shall not be under a duty to examine into or pass upon the validity, effectiveness, genuineness or value of this credit agreement, the Notes, any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

             15.5. AGENT AND AFFILIATES. With respect to the loans made hereunder, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or affiliate of Borrower.

             15.6. KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that the Agent shall be entitled to assume that no Possible Default or event of default has occurred and is continuing, unless the Agent has been notified by a Bank in writing that such Bank considers that a Possible Default or event of default has occurred and is continuing and specifying the nature thereof.

             15.7. ACTION BY AGENT. So long as the Agent shall be entitled, pursuant to Subsection 15.6 hereof, to assume that no Possible Default or event of default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this credit agreement. The Agent shall incur no liability under or in respect of this credit agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

             15.8. NOTICES, DEFAULT, ETC. In the event that the Agent shall have acquired actual knowledge of any Possible Default, the Agent shall promptly notify the Banks and will take such action and assert such rights under this credit agreement as the holders of at least sixty percent (60%) (by amount) of the Notes shall direct and the Agent shall inform the other Banks in writing of the action taken. The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

             15.9. INDEMNIFICATION. The Banks agree to indemnify the Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of their Notes from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as agent in any way relating to or arising out of this credit agreement or any action taken or omitted by the Agent with respect to this credit agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence, willful misconduct or from any action taken or omitted by the Agent in any capacity other than as agent under this credit agreement.

   16.  MISCELLANEOUS.

             16.1. BANKS' INDEPENDENT INVESTIGATION. Each Bank by its signature to this credit agreement acknowledges and agrees that the Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrower or any Subsidiary or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of Borrower and any Subsidiary in connection with the extension of credit hereunder, and agrees that the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first loans or at any time or times thereafter.

             16.2. NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

             16.3. AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of this credit agreement or of the Notes nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the holders of sixty percent (60%) (by amount) of the Debt and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Unanimous consent of the holders of one hundred percent (100%) (by amount) of the Notes shall be required with respect to (i) the extension of maturity of the Notes, or the payment date of interest thereunder, (ii) any reduction in the rate of interest on the Notes or in the commitment fees, or in any amount of principal or interest due on any Note, or in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, or any change in amortization schedules, or (iii) any change in any percentage voting requirement in this credit agreement. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

             16.4. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this credit agreement, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this credit agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid, except that notices from Borrower to Agent or the Banks pursuant to any of the provisions of Sections 3, 4, 6, 8 and 9 hereof shall not be effective until received by Agent or the Banks.

             16.5. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all costs and expenses of the Banks and Agent, including (i) reasonable out-of-pocket expenses of Agent (including the expenses of in-house counsel) in connection with the negotiation and documentation of this credit agreement, the Notes, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (ii) the reasonable fees and out-of-pocket expenses of any special counsel for the Agent, with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto, and (iii) all costs and expenses, if any, in connection with any Event of Default or the enforcement of this credit agreement or the Notes. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this credit agreement or the Notes, and the other instruments and documents to be delivered hereunder, and agrees to save Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such taxes or fees.

             16.6. SALE OF PARTICIPATION. Each Bank has the right at any time to sell a participation in the Debt to any other bank upon the written consent of Borrower and Agent, which will not be unreasonably withheld; provided, that each such participation shall equal at least Ten Million Dollars ($10,000,000). No Bank shall be released from any of its obligations hereunder by virtue of any such sale of a participation.

             16.7. OBLIGATIONS SEVERAL; NO FIDUCIARY OBLIGATIONS. The obligations of the Banks hereunder are several and not joint. Nothing contained in this credit agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this credit agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Banks with respect to this credit agreement, any Note and any Related Writing is and shall be solely that of debtor and creditor, respectively, and no Bank has any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

             16.8. EXECUTION IN COUNTERPARTS. This credit agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

             16.9. BINDING EFFECT; ASSIGNMENT. This credit agreement shall become effective when it shall have been executed by Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of Borrower and each of the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Banks. No person, other than the Banks, shall have or acquire any obligation to grant Borrower any loans hereunder.

             16.10. GOVERNING LAW. This credit agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law, without regard to principles of conflict of laws.

             16.11. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this credit agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and Subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this credit agreement.

             16.12. INVESTMENT PURPOSE. Each of the Banks represents and warrants to Borrower that it is entering into this credit agreement with the present intention of acquiring any Note issued pursuant hereto solely in connection with such Bank's commercial lending activities and not for the purpose of distribution or resale; that it shall take no action which would require the registration of the Notes under Section 5 of the Securities Act of 1933, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

             16.13. CAPITAL ADEQUACY. If any Bank shall have determined, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its holding company) for such reduction Each Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

             16.14. ENTIRE AGREEMENT. This credit agreement, any Note and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

   17.  DEFINITIONS.  As used herein,

        "Adjusted LIBOR" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable LIBOR rate by (ii) 1.00 minus the Reserve Percentage;

        "Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of Borrower's Debt to the Banks if such payment results in that Bank having a lesser share of Borrower's Debt to the Banks, than was the case immediately before such payment;

        "C/D Reference Bank" shall mean Society National Bank;

        "Cleveland banking day" shall mean a day on which the main office of the Agent is open for the transaction of business;

        "Commitment" shall mean the obligation hereunder of each Bank to make loans up to the amount set opposite such Bank's name appearing in Subsection 3.1 hereof during the Commitment Period (or such lesser amount as shall be determined pursuant to Subsection 3.2 hereof);

        "Commitment Period" shall mean the period from the date hereof through April 30, 1997, as such date may be extended pursuant to Subsection 3.4 hereof;

        "Consolidated Net Worth" shall mean the excess of the net book value (after deduction of all applicable reserves and excluding any re-appraisal or write-up of assets) of the assets (other than patents, good will and similar intangibles) of Borrower and its Subsidiaries over all of their liabilities (other than any liabilities Subordinated, by writing in form and substance satisfactory to the Banks, in favor of all of Borrower's Debt to the Banks and other than deferred taxes on income payable after December 31, 1996) as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a basis not inconsistent with their present accounting procedures;

        "Debt" shall mean, collectively, all indebtedness incurred by Borrower to the Banks pursuant to this credit agreement and includes all indebtedness incurred under the letters of credit issued hereunder, the principal of and interest on all Notes and each extension, renewal or refinancing thereof in whole or in part, the commitment fees, L/C Fees, Administrative Fees, facility fees, the Agent's fees, the participation fees and any prepayment premium payable hereunder;

        "Domestic Base Rate" shall mean a rate per annum determined pursuant to the following formula:

                              ( Dom. CD  )*
                  DBR    =    ( -------- ) + AR
                              ( 1.00 - RP)

                  DBR     = Domestic Base Rate
                  Dom. CD = Domestic C/D Rate
                  RP      = Domestic Reserve Percentage
                  AR      = Assessment Rate

     *The amount in brackets being rounded upwards, if necessary, to the nearest 1/100 of 1%.

             "Domestic C/D Rate" shall mean with respect to each Domestic Interest Period the rate of interest determined by the Agent to be the arithmetic average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the prevailing rates per annum bid at 10:00 a.m. (Cleveland, Ohio time) (or as soon thereafter as practicable) on the first day of the relevant Domestic Interest Period by New York certificate of deposit dealers of recognized standing to the C/D Reference Bank and reported to the Agent by two or more such dealers for the purchase at face value from the C/D Reference Bank of its certificates of deposit in an amount approximately equal or comparable to the C/D Reference Bank's pro rata share of such Domestic Fixed Rate Loans and having a maturity of 30, 60, 90 or 180 days, as selected by Borrower;

             "Domestic Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of new nonpersonal time deposits in dollars in the United States, having a maturity comparable to the related Domestic Interest Period and in an amount of One Hundred Thousand Dollars ($100,000.00) or more. The Domestic Base Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage;

             "Assessment Rate" shall mean for any Domestic Interest Period the net annual assessment rate (rounded upwards, if necessary, to the next higher 1/100th of 1%) actually incurred by Agent to the Federal Deposit Insurance Corporation (or any successor) for such corporation's (or such successor's) insuring deposits in United States dollars at the offices of Agent in the United States during the most recent period for which such rate has been determined prior to the commencement of such Domestic Interest Period. The Domestic Base Rate shall be automatically adjusted on and as of the effective date of any change in the Assessment Rate;

        "Domestic Fixed Rate" shall mean a rate per annum equal to the sum of the Domestic Margin plus the Domestic Base Rate;

        "Domestic Fixed Rate Loans" shall mean those loans described in
   Section 3 hereof on which Borrower shall pay interest at a rate based on the applicable Domestic Fixed Rate;

        "Domestic Interest Period" shall mean a period of 30, 60, 90 or 180 days (as selected by Borrower) commencing on the applicable borrowing date of each Domestic Fixed Rate Loan and on each Interest Adjustment Date as the case may be;

        "Domestic Margin" shall mean three-fourths percent (3/4 of 1%) for all Domestic Fixed Rate Loans;

        "Environmental Laws" shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs,


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
   injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment;

        "ERISA Affiliate" shall mean any Subsidiary and any other trade or business (whether or not incorporated) which would be deemed to be under common control with Borrower and its Subsidiaries under Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended from time to time;

        "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time;

        "Funded Indebtedness" shall mean indebtedness for borrowed money (including current maturities of such indebtedness) which (including any renewal or extension in whole or in part) matures or remains unpaid for more than twelve (12) months after the date on which originally incurred;

        "Guarantor" shall mean one who pledges his credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or one who agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind;

        "Interest Adjustment Date" shall mean the last day of each Interest Period or each Transaction Interest Period or each Domestic Interest Period, as the case may be;

        "Interest Period" shall mean a period of one, two, three or six months (as selected by Borrower) commencing on the applicable borrowing or conversion date of each LIBOR Loan Interest Adjustment Date, as the case may be;

        "LIBOR" shall mean the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in United States dollars for the relevant Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Reference Bank by prime banks in any Eurodollar market reasonably selected by the Reference Bank, determined as of 11:00 a.m. London time (or as soon thereafter as practicable), two (2) London banking days prior to the beginning of the relevant Interest Period pertaining to a LIBOR Loan hereunder;

        "LIBOR Loans" shall mean those loans described in Section 3 hereof on which Borrower shall pay interest at a rate based on LIBOR;

        ``LIBOR Margin'' shall mean five-eighths percent (5/8 of 1%) for all LIBOR Loans;

        "London banking day" shall mean a day on which banks are open for business in London, England, and quoting deposit rates for dollar deposits;

        "Net Earnings" shall mean Borrower's net earnings (other than any gain attributable to the write-up or re-valuation of any asset or any non-cash gain or loss attributable to the sale of any asset other than inventory) as determined after taxes (excluding deferred taxes) imposed on Borrower, in accordance with generally accepted accounting principles;

        "Note" or "Notes" shall mean a note or notes executed and delivered pursuant to Section 3 hereof;

        "Partnership Agreement" shall mean the Third Amended and Restated Agreement of Limited Partnership of Borrower, dated as of April 27, 1987 and as amended December 31, 1988 and December 31, 1992;

        "Plan" shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by Borrower or any Subsidiary of which covers employees or trades or businesses which are under common control with Borrower or any Subsidiary, or any such Plan to which Borrower or any Subsidiary is required to contribute on behalf of any of its employees or employees of trades or businesses which are under common control;

        "Possible Default" shall mean an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute any event of default referred to in Section 13 hereof and which has not been appropriately waived by Banks in writing in accordance with Subsection 16.3 hereof or fully corrected prior to becoming an actual event of default;

        "Prime Rate" shall mean that interest rate established from time to time by the Agent as the Agent's Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Any change in the Prime Rate shall be effective hereunder immediately from and after the effective date of change in such rate by Agent;

        "Prime Rate Loans" shall mean those loans described in Section 3 hereof on which the Borrower shall pay interest at a rate based on the Prime Rate;

        "Receivable" shall mean a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise;

        "Reference Bank" shall mean Society National Bank;

        "Regulatory Change" shall mean, as to any Bank, any change in United States federal, state or foreign laws or regulations or the adoption or making of any interpretations, directives or requests of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental authority charged with the interpretation or administration thereof, excluding, however, any such change which results in an adjustment of the Assessment Rate or the Domestic Reserve Percentage and the effect of which is reflected in a change in the Domestic Base Rate;

        "Related Writing" shall mean any assignment, mortgage, security agreement, subordination agreement, or other writing certified as true and correct by Borrower or any of its Subsidiaries pursuant to or otherwise in connection with this credit agreement;

        "Reportable Event" shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under Section 110 of such Act; and a "Thirty-Day Reportable Event" is a Reportable Event with respect to which the Thirty-Day notice requirement has not been waived by the Pension Benefit Guaranty Corporation;

        "Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency Liabilities". The Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage;

        "Revolving Credit Loan" shall mean a loan obtained pursuant to Subsection 3.1 hereof, and "Revolving Credit Note" shall mean a note executed and delivered pursuant to Subsection 3.1 hereof;

        "Senior Debt" shall mean the One Hundred Million Dollar ($100,000,000) Private Shelf Facility created under the Private Shelf Agreement by and between Borrower and The Prudential Insurance Company of America, dated August 24, 1994;

        "Subordinated" as applied to indebtedness, shall mean that the indebtedness has been subordinated (by written terms or agreement being in form and substance satisfactory to the Banks) in favor of the prior payment in full of the Debt to the Banks;

        "Subsidiary" shall mean any existing or future corporation or partnership, the majority of the outstanding capital stock or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned at the time in question by Borrower or by another such corporation or partnership or by any combination of Borrower and such corporations or partnerships;

        "Transaction Interest Period" shall mean a period of 1 to 60 days (as selected by Borrower)commencing on the applicable borrowing date for each Transaction Loan or on each Interest Adjustment Date with respect thereto;

        "Transaction Loans" shall mean those loans described in Section 3 hereof on which Borrower shall pay interest at a rate based on the applicable Transaction Rate;

        "Transaction Rate" shall mean the per annum rate quoted by Agent to Borrower at the time Borrower requests or renews a Transaction Loan, which rate shall remain in effect during the applicable Transaction Interest Period pertaining to such Transaction Loan, it being understood that such quoted rate shall never be less than the highest transaction or other comparable rate quoted by the other Banks to the Agent at the time of such request or renewal, as the case may be;

        Any accounting term not covered by a specific definition in this
   Section 17 shall have the meaning ascribed thereto in accordance with generally accepted accounting principles not inconsistent with Borrower's present accounting procedures; and the foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

        18. NO RECOURSE. Notwithstanding any other provision contained in this credit agreement or in any Note delivered hereby, the Banks agree that no recourse under or in respect of this credit agreement or the Notes shall be had against any partner, shareholder of a partner or partner of a partner of Borrower by the enforcement of any assessment or by any legal or equitable proceeding by virtue of statute or otherwise, it being expressly agreed that no personal liability whatsoever shall attach to or be incurred by the partners, shareholders of partners or partners of partners of Borrower or any of them under or by reason of this credit agreement or the Notes; provided, that the foregoing limitation of liability shall in no way constitute a limitation on the right of the holders of the Notes to enforce their remedies against Borrower's assets for the collection of amounts due and owing under the Notes or any other obligation of Borrower contemplated by this credit agreement.

        19. TERMINATION OF PRIOR CREDIT AGREEMENT. Upon the payment in full of all principal of, and interest and fees accruing on or with respect to, the notes delivered to the Banks pursuant to the credit agreement made as of February 23, 1990, as amended, by and among Borrower, the Banks, and the Agent as agent for the Banks, such credit agreement shall be terminated in accordance with its terms and the notes cancelled and returned to Borrower.

        20. JURY TRIAL WAIVER. BORROWER AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG BORROWER AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THEREOF.

     Address:  P. O. Box 5006             CEDAR FAIR, L.P.
               Sandusky, Ohio 44871-8006
                                          By:  Cedar Fair Management Company,
                                               Managing General Partner

                                          By:  Thomas W. Salamone

                                          Title:  Treasurer


     Address:  127 Public Square          SOCIETY NATIONAL BANK, individually
               Cleveland, Ohio 44114-1306 and as Agent

                                          By:  Richard A. Pohle

                                          Title:  Vice President


     Address:  Attn:  Midwest Banking     NBD BANK, N.A.
               Division
               611 Woodward Avenue        By:  Lisa A. Ferris
               Detroit, Michigan 48226
                                          Title:  Vice President

     Address:  1900 East 9th Street       NATIONAL CITY BANK
               Cleveland, Ohio 44114
                                          By:  Michael P. Burns

                                          Title:  Vice President

                                REVOLVING CREDIT NOTE

   $38,000,000.00                          Cleveland, Ohio, October 6, 1994


        FOR VALUE RECEIVED, the undersigned, CEDAR FAIR, L.P. (the "Borrower") promises to pay on the last day of the Commitment Period to the order of SOCIETY NATIONAL BANK (the "Bank") at the Main Office of Society National Bank, 127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of

   THIRTY-EIGHT MILLION AND 00/100 - - - - - - -   - - - - - - - - - DOLLARS

   or the aggregate unpaid principal amount of all loans evidenced by this note made by the Bank to Borrower pursuant to Subsection 3.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

        Borrower promises also to pay interest on the unpaid principal amount of each loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Subsection 3.1 of the credit agreement. Said interest shall be payable on each date provided for in Subsection 3.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

        The portions of the principal sum hereof from time to time representing Prime Rate Loans, Domestic Fixed Rate Loans, LIBOR Loans and Transaction Loans, and payments of principal of any thereof, will be shown on the grid(s) attached hereto and made a part hereof, or the Bank shall record such information by such other method as the Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under this note. All loans by the Bank to Borrower pursuant to the credit agreement and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof and endorsed on such grid(s).

        If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon through the date of maturity shall bear interest, from the date of such nonpayment until paid, for Prime Rate Loans, Domestic Fixed Rate Loans, LIBOR Loans and Transaction Loans at a rate per annum which shall be equal to two per cent (2%) in excess of the Prime Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

        This note is one of the Revolving Credit Notes referred to in the credit agreement dated as of October 6, 1994, as the same may be amended from time to time, between Borrower, the Banks named therein and Society

   National Bank, as Agent. Reference is made to such credit agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.

        The holder hereof agrees that no recourse under or in respect of this note shall be had against any partner, shareholder of a partner or partner of a partner of Borrower by the enforcement of any assessment or by any legal or equitable proceedings, by virtue of statute or otherwise, it being expressly agreed that no personal liability whatsoever shall attach to or be incurred by the aforesaid partners, shareholders of partners or partners of partners or any of them under or by reason of this note; provided that the foregoing limitation of liability shall in no way constitute a limitation on the right of the holder of this note to enforce its remedies against Borrower's assets for the collection of amounts due and owing hereunder or under the credit agreement.

     Address:  P. O. Box 5006           CEDAR FAIR, L.P.
               Sandusky, Ohio
                    44871-8006          By:  Cedar Fair Management Company,
                                             Managing General Partner

                                             By:  Thomas W. Salamone

                                             Title:  Treasurer

                                REVOLVING CREDIT NOTE

   $28,500,000.00                          Cleveland, Ohio, October 6, 1994


        FOR VALUE RECEIVED, the undersigned, CEDAR FAIR, L.P. (the "Borrower") promises to pay on the last day of the Commitment Period to the order of NBD BANK, N.A. (the "Bank") at the Main Office of Society National Bank, 127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of

   TWENTY-EIGHT MILLION FIVE HUNDRED THOUSAND AND 00/100 - - -  DOLLARS

   or the aggregate unpaid principal amount of all loans evidenced by this note made by the Bank to Borrower pursuant to Subsection 3.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

        Borrower promises also to pay interest on the unpaid principal amount of each loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Subsection 3.1 of the credit agreement. Said interest shall be payable on each date provided for in Subsection 3.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

        The portions of the principal sum hereof from time to time representing Prime Rate Loans, Domestic Fixed Rate Loans, LIBOR Loans and Transaction Loans, and payments of principal of any thereof, will be shown on the grid(s) attached hereto and made a part hereof, or the Bank shall record such information by such other method as the Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under this note. All loans by the Bank to Borrower pursuant to the credit agreement and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof and endorsed on such grid(s).

        If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon through the date of maturity shall bear interest, from the date of such nonpayment until paid, for Prime Rate Loans, Domestic Fixed Rate Loans, LIBOR Loans and Transaction Loans at a rate per annum which shall be equal to two per cent (2%) in excess of the Prime Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

        This note is one of the Revolving Credit Notes referred to in the credit agreement dated as of October 6, 1994, as the same may be amended from time to time, between Borrower, the Banks named therein and Society National Bank, as Agent. Reference is made to such credit agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.

        The holder hereof agrees that no recourse under or in respect of this note shall be had against any partner, shareholder of a partner or partner of a partner of Borrower by the enforcement of any assessment or by any legal or equitable proceedings, by virtue of statute or otherwise, it being expressly agreed that no personal liability whatsoever shall attach to or be incurred by the aforesaid partners, shareholders of partners or partners of partners or any of them under or by reason of this note; provided that the foregoing limitation of liability shall in no way constitute a limitation on the right of the holder of this note to enforce its remedies against Borrower's assets for the collection of amounts due and owing hereunder or under the credit agreement.

     Address:  P. O. Box 5006           CEDAR FAIR, L.P.
               Sandusky, Ohio
                    44871-8006          By:  Cedar Fair Management Company,
                                             Managing General Partner

                                             By:  Thomas W. Salamone

                                             Title:  Treasurer

                                REVOLVING CREDIT NOTE

      $28,500,000.00                      Cleveland, Ohio, October 6, 1994


           FOR VALUE RECEIVED, the undersigned, CEDAR FAIR, L.P. (the "Borrower") promises to pay on the last day of the Commitment Period to the order of NATIONAL CITY BANK (the "Bank") at the Main Office of Society National Bank, 127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of

      TWENTY-EIGHT MILLION FIVE HUNDRED THOUSAND AND 00/100 - - -  DOLLARS

      or the aggregate unpaid principal amount of all loans evidenced by this note made by the Bank to Borrower pursuant to Subsection 3.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

           Borrower promises also to pay interest on the unpaid principal amount of each loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Subsection 3.1 of the credit agreement. Said interest shall be payable on each date provided for in Subsection 3.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

           The portions of the principal sum hereof from time to time representing Prime Rate Loans, Domestic Fixed Rate Loans, LIBOR Loans and Transaction Loans, and payments of principal of any thereof, will be shown on the grid(s) attached hereto and made a part hereof, or the Bank shall record such information by such other method as the Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under this note. All loans by the Bank to Borrower pursuant to the credit agreement and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof and endorsed on such grid(s).

           If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon through the date of maturity shall bear interest, from the date of such nonpayment until paid, for Prime Rate Loans, Domestic Fixed Rate Loans, LIBOR Loans and Transaction Loans at a rate per annum which shall be equal to two per cent (2%) in excess of the Prime Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

           This note is one of the Revolving Credit Notes referred to in the credit agreement dated as of October 6, 1994, as the same may be amended from time to time, between Borrower, the Banks named therein and Society National Bank, as Agent. Reference is made to such credit agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.

           The holder hereof agrees that no recourse under or in respect of this note shall be had against any partner, shareholder of a partner or partner of a partner of Borrower by the enforcement of any assessment or by any legal or equitable proceedings, by virtue of statute or otherwise, it being expressly agreed that no personal liability whatsoever shall attach to or be incurred by the aforesaid partners, shareholders of partners or partners of partners or any of them under or by reason of this note; provided that the foregoing limitation of liability shall in no way constitute a limitation on the right of the holder of this note to enforce its remedies against Borrower's assets for the collection of amounts due and owing hereunder or under the credit agreement.

        Address:  P. O. Box 5006           CEDAR FAIR, L.P.
                  Sandusky, Ohio
                  44871-8006               By:  Cedar Fair Management
                                                Managing General Partner

                                                By:  Thomas W. Salamone

                                                Title:  Treasurer

                            LOANS AND PRINCIPAL PAYMENTS



                         Amount                                     Name of
                         of               Amount   Amount
                Amount   Domestic Amount  of       of      Unpaid   Person
                of Prime Fixed    of      Trans-   Princi- Princi-  Making
                Rate     Rate     LIBOR   action   pal     pal
        Date    Loan     Loan     Loan    Loan     Prepaid Balance  Notation